Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Zale Corporation:
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Zale Corporation Outside Directors’ 2005 Stock Incentive Plan of our report dated October 3, 2005, with respect to the consolidated balance sheets of Zale Corporation and subsidiaries as of July 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, and stockholders’ investment for each of the years in the three-year period ended July 31, 2005, which report appears in the Annual Report on Form 10-K of Zale Corporation for the year ended July 31, 2005.
/s/ KPMG LLP
Dallas, Texas
December 9, 2005